                                                                    EXHIBIT 10.4

                           SUMMARY PLAN DESCRIPTION

                                    OF THE

                   MANHATTAN ASSOCIATES 401 (K) PLAN & TRUST

                                   FOREWORD

     This summary plan description explains the highlights of our 401 (k) plan, as amended. We have tried to make the summary understandable, accurate and useful. If there are any conflicts, the actual provisions of the plan will control.

     All questions, applications, requests and claims are to be submitted to the Plan Administrator. Eligible employees participate in the Plan without any provision to contribute.

     Participation in this Plan provides the opportunity for you to further supplement other retirement income. Upon retirement, these benefits are paid in addition to those provided through Social Security and other personal savings. Also, they may be made available to you or your beneficiary prior to retirement under certain conditions including employment termination, death or permanent and total disability as described in this summary plan description.

                               TABLE OF CONTENTS

                                                              Page
FOREWARD

1.     GENERAL INFORMATION....................................   1
2.     ELIGIBILITY............................................   3
3.     CONTRIBUTIONS..........................................   4
4.     ALLOCATIONS AND ACCOUNTS...............................   6
5.     RETIREMENT DATES AND VESTING...........................   8
6.     CALCULATION OF SERVICE.................................  11
7.     TIMING AND METHODS OF PAYMENT..........................  13
8.     CLAIM PROCEDURE........................................  16
9.     INVESTMENT OF ASSETS...................................  17
10.    MISCELLANEOUS INFORMATION..............................  19
11.    PARTICIPANT'S RIGHTS...................................  20

                                 SECTION NO. 1

                              GENERAL INFORMATION

THIS SECTION CONTAINS IMPORTANT WORDS AND PHRASES THAT ARE USED THROUGHOUT THE SUMMARY PLAN DESCRIPTION. IT WOULD BE HELPFUL TO MAKE NOTE OF THIS SECTION AND REFER TO IT WHEN NECESSARY.

A. The name, address and Employer Identification Number of the Sponsoring Employer ("Employer") are:

                           Manhattan Associates, LLC
                      3101 Towercreek Parkway - Suite 300
                            Atlanta, Georgia 30339
                                EIN: 58-2210640

B.   The Employer has assigned "001" as the Plan number.

C.   The Plan is a profit-sharing plan with a 401 (k) feature.

D.   The Plan Year is the 12-month period starting January 1 and ending December
     31.

E.   The original effective date of the Plan is January 1, 1995.

F. The Plan is trusteed and Alan Dabbiere serves as the Trustee. The Board of Directors of the corporation appoints the Trustees.

G.   The plan administrator is Manhattan Associates.

     The Plan Administrator keeps the Plan's records, determines questions regarding eligibility for participation and benefits, interprets the Plan, communicates with participating employees and their beneficiaries, and are otherwise generally responsible for Plan operations. The Plan Administrator is also the agent for service of legal process.

     The Plan Administrator's address and telephone number are as follows:

                   401 (k)/Profit Sharing Plan Administrator
                            Attention: Brian Benson
                           Manhattan Associates, LLC
                      3101 Towercreek Parkway - Suite 300
                            Atlanta, Georgia 30339
                                (770) 955-5533

H.   A fund, the Trust Fund has been established to receive contributions from
                 ----------
     the Employer. The Trustees administer and invest the assets of the Trust Fund for the exclusive benefit of the Plan participants and their beneficiaries.

     The Employee Retirement Income Security Act of 1974 ("ERISA") created the
                                                           -----
     Pension Benefit Guaranty Corporation ("PBGC") to insure defined benefit
                                            ----
     pension plans. Since this is a profit-sharing plan, its benefits are not insured by the PBGC.

                                 SECTION NO. 2

                                  ELIGIBILITY

A.   Salary Deferral Feature

     You will enter the Plan and be eligible to make Salary deferrals as of the first day of the month following your completion of one calendar month of service

     Example:

          If your initial date of employment is August 12,1997, you would enter the plan on October 1, 1997.

B.   Profit Sharing Contribution and Matching Contribution Features

     You will enter the Plan for eligibility for profit sharing and matching contributions on the first day of the month following your completion of a Year of Credited Service and attainment of age 21. However, you cannot enter the Plan while you are on a leave of absence.

     To have a Year of Credited Service, you need 1,000 Employment Hours either in a Plan Year or an Employment Year. An Employment Year begins on your employment commencement date and ends 12 months later. If you do not meet
                                  ------------------------
     the hourly requirement in your first Employment Year a Year of Credited Service is then measured on a Plan Year basis.

     Example:

          If you were hired March 29, 1997, your first Employment Year would end March 28, 1998. If you had sufficient hours in that 12 month period (at least 1,000), you would enter the plan on April 1, 1998. If you did not complete at least 1,000 Employment Hours by March 28, 1998 the annual period over which the hourly requirement would be measured is the Plan Year.

C.   General Rules

     You cannot participate in this Plan while (1) you are subject to a collective bargaining agreement where there is evidence of good faith bargaining for retirement benefits and the agreement does not call for Plan participation, or (2) you are a non-resident alien with no U.S. source income.

     If you were not participating in the Plan because of the reasons described in the preceding paragraph and your status changes so that you are eligible, you will become a Participant immediately if you have already satisfied the eligibility and entry date rules described above or when you satisfy those rules.

                                 SECTION NO. 3

                                 CONTRIBUTIONS

A.   SALARY DEFERRALS

     You may elect to defer from 1% to 10% of your compensation into the Plan each year instead of receiving that amount in cash. However, your total deferrals in any calendar year may not exceed a dollar limit which is set by law. The limit for 1997 is $9,500. This limit will be increased in future years for cost of living changes. The Administrator will notify you of the maximum percentage you may defer.

     The amount you elect to defer will be deducted from your pay in accordance with a procedure established by your Employer and Administrator. The procedure will require that you enter into a written salary reduction agreement. You will be permitted to modify your election as of the first day of every calendar month and it shall be effective as of the next payroll period following the modification or revocation is provided to the Employer. You may revoke your election at any time during the Plan Year.

     The amount you elect to defer, and earnings on that amount, will not be subject to income tax until it is actually distributed to you. This money will, however, be subject to Social Security taxes at all times.

     The annual dollar limit ($9,500 for 1997) is an aggregate limit which applies to all deferrals you may make under this plan or other cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions or other 401 (k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed from the Plan.

     You must decide which plan or arrangement you would like to have return the excess. If you decide that the excess should be distributed from this Plan, you should communicate this in writing to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. The Administrator may then return the excess deferral and any earnings to you by April 15th.

     In the event you receive a hardship distribution (see Section 4, Item E) from your salary deferrals to this Plan, you will not be allowed to make additional salary reductions for a period of twelve (12) months after you receive the distribution. Furthermore, the dollar limitation with respect to the calendar year following the year in which you received the distribution will be reduced by your salary deferrals, if any, for the taxable year of the distribution.

     You will always be 100% vested in your Deferral Contribution Account (represents your salary deferrals and earnings thereon).

B.   PROFIT SHARING CONTRIBUTIONS BY THE EMPLOYER

     Each year, the Employer's Board of Directors may authorize a profit sharing
                                                  ---
     contribution to the Plan. Profit Sharing Contributions, if any, are at the discretion of the Board of Directors. Forfeitures, if any, shall reduce the contribution to the extent Forfeitures are not used to pay administrative expenses. A Forfeiture is that portion of a participant's account which is lost upon termination of employment due to his or her failure to have sufficient Years of Credited Service to be 100% vested in his account.

C.   MATCHING CONTRIBUTIONS

     Each year the Employer will make a matching contribution for those participants who elect to defer salary. The matching contribution will be equal to 50% of the amount of a participant's salary deferral. In applying the matching contribution percentage, only salary deferrals up to 6% of compensation will be considered.

     Examples:

     1)   Salary:        $20,000         2)  Salary:         $20,000
          Deferral Percentage: 3%            Deferral Percentage: 10%
          Salary Deferrals: $600             Salary Deferrals: $2,000
          Match:            $300             Match:            $  600

     Forfeitures, if any, shall reduce the contribution to the extent Forfeitures are not used to pay administrative expenses.

D.   ROLLOVER CONTRIBUTIONS

     A Rollover Contribution is a distribution paid to you from another qualified pension or profit-sharing plan which government rules allow to be transferred to this Plan. If you wish to make a rollover, you should see the Plan Administrator for details.

                                 SECTION NO. 4

                                  ALLOCATIONS
                                      AND
                                   ACCOUNTS

A.   ALLOCATION OF SALARY DEFERRALS

     You shall be credited with amounts withheld from your Compensation pursuant to your salary reduction agreement.

B.   ALLOCATION OF EMPLOYER PROFIT-SHARING CONTRIBUTIONS

     To be eligible to share in the Employer's contributions, you must: (1) be a Plan participant who is employed by the Employer on the last day of the Plan Year, (2) not be subject to a collective bargaining agreement on the last day of the Plan Year and (3) have at least 1,000 employment hours in that Plan Year.

     If you are so eligible, your allocated share of the total contribution for the Plan Year (the "allocation amount") is calculated by multiplying the allocation amount by the following factor:

                               Your Compensation
                               -----------------
                Total Compensation of all Eligible Participants

     Compensation means your total cash earnings for the Plan Year excluding commissions and amounts earned prior to plan entry, up to $160,000 (as adjusted periodically by the Secretary of Treasury).

                        CONTRIBUTION ALLOCATION EXAMPLE
                        -------------------------------

     Total number of plan participants                         3
     Your Compensation for the year                     $ 35,000
     Total Compensation of all plan participants        $135,000
     Allocation Amount                                  $ 10,000

     (1)                      (2)                      (3)

     MEMBER              COMPENSATION               ALLOCATION

     A                      $ 75,000                   $ 5,555
     B                        35,000                     2,593
     C                         25.00                     1,852
                            --------                   -------
                            $135,000                   $10,000

     ALLOCATION OF MATCHING CONTRIBUTIONS

     You shall be credited with matching contributions based upon the amount of your salary deferrals. (See Section 3, Item C).

     YOUR ACCOUNTS UNDER THE PLAN

     All accounts under the plan will be invested as you have directed and will be valued in accordance with the terms of the investment. The benefits of terminated plan participants will be based on the value of their accounts as of the date of distribution.

          1. Your Profit-Sharing Account will consist of amounts contributed by the Employer and earnings thereon.

          2. Your Salary Deferral Account will consist of your salary deferrals and earnings thereon.

          3. Your Matching Contribution Account will consist of amounts contributed by the Employer to employees deferring salary and earnings thereon.

          4    Your Rollover Account will consist of amounts you roll over to this plan and earnings thereon.

     LIMIT ON ANNUAL ADDITIONS

     Government rules set a limit on the amount of the annual addition which may be credited to your account under the Plan. The amount of annual additions credited to your account in any Plan Year cannot exceed the smaller of (1) 25% of your total Cash Wages for that year, or (2) $30,000. For this purpose, Cash Wages means your salary or wages from the employer minus salary deferrals you make under the 401 (k) feature. The $30,000 limitation may, in the future, be raised annually by the Secretary of Treasury in accordance with cost-of-living increases.

     The annual addition to your account is equal to the sum of:

     1.   Your share of employer contributions;

     2.   Your salary deferrals; and

     3.   Your share of Forfeitures.

     Further, the annual additions limit applies to all defined contribution plans maintained by the Employer and any other employers which can be considered as commonly owned under Internal Revenue Service rules.

     The annual addition limitation does not include Plan earnings.

     If, with the consent of your spouse, you elected another form of payment
         -------------------------------
     and/or choose another beneficiary, those instructions normally will be followed, subject to requirements explained herein. If you are younger than age 35 when you waive the Qualified Preretirement Survivor Annuity, the waiver becomes involved as of the beginning of the Plan Year in which your 35th birthday occurs. To reinstate the waiver, a new election must be completed and your spouse must consent. If a new election is not completed, your spouse will receive a Qualified Preretirement Survivor Annuity upon your death.

     In all circumstances, the Qualified Preretirement Survivor Annuity is not required when the value of your death benefit is less than $3,500 at the death benefit payment date.

     1.   Unmarried Participants
          ----------------------

     Upon your death, your beneficiary will receive the value of your death benefit.

E.   EMPLOYMENT TERMINATION BENEFITS

     At all times, you will be 100% vested in your Rollover Account and Salary Deferral Account.

     You will be fully vested in the value of your Profit-Sharing and Matching Contribution Account balances upon reaching your Normal Retirement Date, your death or your Permanent and Total Disability. Otherwise, upon your employment termination, a portion of your account balance will be forfeited. Your vested percentage as of your termination date is determined from the applicable table which follows.

                      PROFIT SHARING CONTRIBUTION ACCOUNT

                                  SCHEDULE A

     This schedule applies to Participants who entered the plan prior to July 1, 1997

     NUMBER OF YEARS OF                                VESTED
     CREDITED SERVICE                                  PERCENTAGE
     ----------------                                  ----------

     Less than 3 years                                      0%
     3 years but less than 4 years                         20%
     4 years but less than 5 years                         40%
     5 years or more                                      100%

                                  SCHEDULE B

This schedule applies to Participants who enter the plan on and after July 1,
1997

     NUMBER OF YEARS OF                       VESTED
     CREDITED SERVICE                         PERCENTAGE
     ----------------                         ---------

     Less than 3 years                          0%
     3 years but less than 4 years              20%
     4 years but less than 5 years              40%
     5 years but less than 6 years              60%
     6 years but less than 7 years              80%
     7 years or more                            100%

                         MATCHING CONTRIBUTION ACCOUNT

     NUMBER OF YEARS OF                       VESTED
     CREDITED SERVICE                         PERCENTAGE
     ----------------                         ----------

     Less than 1 year                           0%
     1 year but less than 2 years               10%
     2 years but less than 3 years              20%
     3 years but less than 4 years              40%
     4 years but less than 5 years              70%
     5 years or more                            100%

Your Profit-Sharing Account is fully vested, however, at plan termination, a complete discontinuance of Employer contributions and at partial plan termination (but only if you are involved in that partial plan termination).

                                 SECTION NO. 6

                             CALCULATION OF SERVICE

A.   YEAR OF CREDITED SERVICE

     A Year of Credited Service refers to each Plan Year during which you are credited with at least 1,000 Employment Hours.

B.   EMPLOYMENT HOUR

     You will receive credit for each Employment Hour, an hour for which you are paid, either directly or indirectly, whether or not you performed any work. For example, compensated sick leave, paid vacation time and paid disability leave are eligible for credit. However, the maximum credit for any such continuous period where no work is performed is 501 hours.

     Your number of Employment Hours will be determined from payroll and other records. Where hourly employment records are not available, credit for 45 Employment Hours will be given for each week in which you worked at least one hour. The maximum credit for periods of absence will be the number of hours of work normally expected to be worked for a like period.

C.   BREAK IN SERVICE

     Plan participation terminates upon a Break in Service. A Break in Service occur during a Plan Year in which you are credited with fewer than 501
                                                             --------------
     Employment Hours. It is important to realize that a termination of Plan participation due to a Break in Service is not necessarily the same as a termination of employment.

D.   REINSTATEMENT

     If you incur a Break in Service and later are credited with at least 501 Employment Hours in a Plan Year, you will then be reinstated as a plan participant. If you are reinstated before incurring 5 consecutive 1 year Breaks in Service, any amounts otherwise forfeited by you during that period will be restored to your account if you repay the amount paid to you before the fifth anniversary of your date of reemployment. For example, if you have a Break in Service in 1999 and 2000, and then work at least 501 hours in 2001, you will be reinstated in the Plan during 2001. You will then be credited for all prior Years of Credited Service, and any Forfeitures will be restored to your account, provided you make repayment.

E.   LEAVE OF ABSENCE

     A leave of absence is not considered as part of a Break in Service if employment resumes on or before the expiration of the authorized period under either of the following circumstances:

     (1)  Non-Military Leave - authorized absence from employment granted for a
          ------------------
          period not to exceed two (2) years under an established leave policy.

     (2)  Military Leave - absences from employment for duty in the military
          --------------
          (including Reserves or National Guard) where the law protects employment rights.

     You will be eligible for a special hourly credit if you are absent from work because of pregnancy, childbirth, adoption or childcare immediately following birth or adoption. Sufficient hours will be credited so that a Break in Service does not occur. If this absence spans two Plan Years and you have at least 501 hours in the first Plan Year without the special hourly credit, then you will be given credit for enough hours in the second Plan Year to avoid a Break in Service for that year. To receive credit for maternity or paternity leave in either Plan Year, you must be absent from work for one of the permitted reasons. The special hourly credit only counts to avoid a Break in Service. It cannot be used to give you a Year of Credited Service if you do not have 1,000 Employment Hours in a Plan Year.

     Unless you have sufficient Employment Hours to avoid a Break in Service, failure to return from a leave of absence will result in a termination of plan participation. Benefits will then be calculated as if you had left employment when the leave began. Upon your return from military leave, benefits will be determined as required by law.

                                 SECTION NO. 7

                         TIMING AND METHODS OF PAYMENT

A.   TIMING OF PAYMENT

     Your vested account value will be available for distribution after you terminate employment. If your benefit is $3,500 or more, payment may be made prior to your Normal Retirement Date only if you and your spouse consent.

     Unless you request a deferral of distribution, distribution must be made no later than 60 days after the close of the Plan Year in which occurs the later of:

          a.   your employment termination date, or

          b.   your Normal Retirement Date.

     In no event, however, may your distribution be made later than the April 1st of the calendar year following the year in which you reach age 70-1/2 or terminate employment, whichever is later.

     In the event of a Participant's death, distribution of the Participant's Account balances shall be made to his/her Beneficiary within 5 years of the Participant's death. However, the 5 year rule requirement shall not apply in the following circumstances:

          1    Distributions to beneficiaries other than a surviving spouse -
               ------------------------------------------------------------
     Distributions may be delayed when benefits are paid to the beneficiary
     (ies) over the life of such beneficiary(ies) and distributions begin not later than one year after the Participant's date of death.

          2.   Distributions to the Participant's surviving spouse -
               ---------------------------------------------------
     Distributions may be delayed until the later of (i) the December 31st following the date on which the Participant would have attained age 70-1/2 or (ii) the December 31st of the calendar year in which the Participant died.

B.   NORMAL FORMS OF BENEFIT PAYMENTS

     1.   For Married Participants. - If you are married, the normal form of
          ------------------------
     payment is the Qualified Joint and Survivor Annuity. This annuity is payable for your lifetime with a 50% survivorship benefit continuing for the life of your surviving spouse. Your benefits will be paid in this form unless, with your spouse's consent, you elect an optional form permitted by the Plan (see C. below).

     The consent of your spouse to a form of payment other than a Qualified Joint and Survivor Annuity must be in writing, and witnessed by a notary public.

     The election period to waive the Qualified Joint and Survivor Annuity begins 90 days before the starting date of that annuity. This election may be revoked or reinstated at any time before payment of your benefit.

     If you and your spouse waive the Qualified Joint and Survivor Annuity, survivor benefits, if any, depend upon the optional form of payment you choose as described in Item C. below.

     2.   For Unmarried Participants. - If you are unmarried, the normal form of
          ---------------------------
     distribution is a life annuity (payable for your lifetime only). Your benefits will be paid in this form, unless you elect an optional form of distribution permitted by the Plan (see C. below).

C.   OPTIONAL FORMS OF PAYMENT

     At your request and, if married, with your spouse's consent, payment will be made in one of the following optional forms:

     (1)  Lump Sum - This is a full cash settlement of your benefit entitlement.
          --------
          After payment is made to you, you have no further claim for a benefit.

     (2)  An annuity for your life - This form pays you equal monthly
          ------------------------
          installments for the duration of your life only.

     (3)  An annuity for your life with a certain period - This form pays you a
          ----------------------------------------------
          benefit for your life, with the added provision, in the event of your death within a certain period after benefit payments begin (for example, 10 years), for the balance of the payments that would have been distributed during that period to go to your beneficiary. The "period certain" must be designated before benefits begin.

     (4)  Installment payments - Under this form, there are no lifetime
          --------------------
          payments. Benefits are distributed over a specified period of time. The "specified period" (installment period) must be designated before benefits begin.

     Direct Rollover Option - If you elect to receive a lump sum settlement or
     ----------------------
     installment payments over a period of less than 10 years. You have the option to direct the plan administrator to make payment of all or a portion of your benefit directly to your Individual Retirement Account (IRA) or another employer's plan. However, distribution amounts of $200 or less are not eligible for direct rollover.

     Election of an optional form of payment must be submitted on a form supplied by the Plan Administrator before benefit payment begins.

D.   HARDSHIP WITHDRAWALS

     You may request an in-service distribution [only from the 401 (k) aspect of the Plan] due to immediate and heavy financial need. This hardship distribution is not in addition to your other benefits and will, therefore, reduce the value of the benefits you will receive at normal retirement. You may request up to 100% of your salary deferrals [any earnings on your salary deferrals are not eligible
                                                                 ---
     for hardship withdrawal]. Withdrawal will be authorized only if the distribution is to be used for one of the following purposes:

     (a) The payment of expenses for medical care (described in Section 213(d) of the Internal Revenue Code) previously incurred by you or your dependent or necessary for you or your dependent to obtain medical care;

     (b) The costs directly related to the purchase of your principal residence (excluding mortgage payments);

     (c) The payment of tuition and related educational fees for the next 12 months of post-secondary education for yourself, your spouse or dependent;

     (d) The payment necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

     A distribution will be made from your account, but only if you certify and agree that all of the following conditions are satisfied:

     (a) The distribution is not in excess of the amount of your immediate and heavy financial need. The amount of your immediate and heavy financial need may include any amounts necessary to pay and federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution;

     (b) You have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by your Employer;

     (c) That your salary deferrals will be suspended for at least twelve (12) months after your receipt of the hardship distribution; and

     (d) That you will not make elective contributions for your taxable year immediately following the taxable year of the hardship distribution, except to the extent permitted by the Plan.

E.   IN-SERVICE WITHDRAWALS

     Upon attainment of age 59-1/2, you may request, in writing, an in-service distribution of all, or a portion of your Profit Sharing, Matching Contribution, Salary Deferral and Rollover Accounts.

                                 SECTION NO. 8

                               CLAIMS PROCEDURE

The Plan Administrator will make all determinations and decisions as to the right of any person to a benefit under the Plan. A written claim can be filed with the Plan Administrator by any person entitled to benefits or the authorized representative of that person.

If a claim is denied (either wholly or partially), notice will be to the claimant in writing by the Plan Administrator. The notice will:

     (1)  state the reason or reasons for the denial;

     (2)  tell which Plan provisions are the basis for the denial;

     (3) if applicable, describe any additional material or information necessary to reverse the denial and explain the need for such material or information; and

     (4) indicate the steps to be taken if the person making the claim wishes to submit the denial for review.

The notice of denial will be given to the person making the claim not more than 90 days after receipt by the Plan Administrator. Within 120 days after receiving a denial, the person making the claim or the authorized representative of that person may request a review. The request must be in writing. It may ask for an opportunity to review documents related to the denial and may state issues and comments indicating the reason the denial is being challenged.

The review decision will be made no later than 60 days after receipt of the review request, unless special circumstances require more time. In this event, a decision will be made as soon as possible thereafter, but not more than 120 days after receipt of the review request. The claimant, or the claimant's representative will be given written notice that additional time is required.

The review decision will clearly state to the claimant the basis for the decision including the appropriate Plan provisions.

                                 SECTION NO. 9

                           INVESTMENT OF PLAN ASSETS

A.   GENERAL

     You have the opportunity to direct the investment of your accounts under the Plan. The trustees shall select suitable investment vehicles into which you may direct your accounts. You may change your investments at any time in accordance with procedures established by the Plan Administrator.

B.   PLAN LOANS

     At the sole discretion of the Plan Administrator, you may borrow from your Salary Deferral, Profit Sharing, Matching Contribution and Rollover Accounts (whether or not you are still employed with the Employer). A loan to a plan member must, like any other investment in the Trust Fund, be in the Plan's best interest.

     There are various rules and requirements that apply for any loan. These rules are outlined in this section. In addition, your Employer has established a written loan program which explains these requirements in more detail. You can request a copy of the Loan Program from the Trustees. Generally, the rules for loans include the following:

     (a) Loans must be made available to all participants and their beneficiaries on a uniform and non-discriminatory basis.

     (b) All loans must be adequately secured. You may use up to one-half (1/2) of your vested Profit Sharing, Salary Deferral, Matching Contribution and Rollover Accounts as security for the loan. The Plan may also require that repayments on the loan obligation be by payroll deduction.

     (c) All loans must bear a reasonable rate of interest. The interest rate must be one a bank or other professional lender would charge for making a loan in a similar circumstance.

     (d) All loans must have a definite repayment period which provides for payments to be made not less frequently than quarterly, and for the loan to be amortized on a level basis over a period of time, not to exceed five (5) years.

     However, if you use the loan to acquire your principal residence, you may repay the loan over a reasonable period of time that may be longer than five (5) years.

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

     (e) All loans will be considered a directed investment. All payments of principal and interest by you on a loan shall be credited to your account.

     (f) The amount the Plan may loan to you is limited by rules under the Internal Revenue Code. All loans, when added to the outstanding balance of all other loans from the Plan, will be limited to the lesser of:

          (1) $50,000 reduced by the excess, if any, of your highest outstanding balance of loans from the Plan during the one-year period prior to the date of the loan over your current outstanding balance of loans; or

          (2) 1/2 of the vested value of your Profit Sharing, Salary Deferral, Matching Contribution and Rollover Accounts.

     (g) If you fail to make payments when they are due under the loan, you will be considered to be "in default". The Trustee would then have authority to take all reasonable actions to collect the balance owing on the loan. This could include filing a lawsuit or foreclosing on the security for the loan. Under certain circumstances, a loan that is in default may be considered a distribution from the Plan, and could result in taxable income to you. In any event, your failure to repay a loan will reduce the benefit you would otherwise be entitled to from the Plan.

                                SECTION NO. 10

                           MISCELLANEOUS INFORMATION

A.   AMENDMENT OR TERMINATION OF THE PLAN

     The Employer intends that this Plan be permanent, but reserves the right, at any time, to amend or modify it. No amendment or modification of the Plan will deprive you of the benefit which you earned before the amendment or termination.

     If the Plan is terminated, you will have a right to benefits equal to the value of your account. There must be a valuation as of the termination date. Thereafter, the valuation will be as often as the Plan Administrator considers appropriate, but at least annually.

B.   NON-TRANSFER OF BENEFITS

     To the extent permitted by applicable law, the Plan protects your unpaid benefits from the reach of creditors and does not allow transfer or assignment of benefits. A "Qualified Domestic Relations Order" will not be considered a transfer or assignment of benefits.

     A "Qualified Domestic Relations Order" is a court approved judgment or decree that:

          (1) provides for child support, alimony or marital property rights to you spouse, former spouse, child or other dependent;

          (2) is made under a state domestic relations law, including community property law;

          (3) creates or recognizes the right of an "alternate payee" (your spouse, former spouse, child or other dependent) to receive all or a portion of your benefits ;

          (4)  does not change the amount or form of plan benefits.

A "Qualified Domestic Relations Order" may require that benefits be paid to an alternate payee at a time when benefits are not otherwise available to you. For example, within 10 years of normal retirement age, even though you have yet to retire.

If the Plan Administrator receives a domestic relations order, you and your alternate payee must be promptly notified in writing of its receipt and the Plan's procedures for determining its qualification. Within 18 months thereafter, the Plan Administrator must determine if the order is qualified and notify both you and your alternate payee accordingly. If the order is in dispute, then the Plan Administrator may segregate the amount in dispute, provided the benefits are in pay status for a period not in excess of 18 months.
--------

                                SECTION NO. 11

                             PARTICIPANT'S RIGHTS

As a Plan participant, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

(1) Examine, without charge, at the Plan Administrator's office, all Plan documents and copies of all documents filed by the Plan Administrator with the U.S. Department of Labor, such as annual reports and Plan descriptions.

(2) Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

(3)  Receive a summary of the Plan's annual financial report.

(4) Once a year, request in writing, a statement showing account value and the portion of such value which is nonforfeitable. Where your total account is forfeitable, the statement is to show the earliest date on which you could have a nonforfeitable benefit if you continue your present work schedule. This statement will be provided free of charge.

In addition to creating rights for plan participants, ERISA imposes duties upon the persons who are responsible for the operation of the Plan. The people who operate your Plan are called "fiduciaries" of the Plan and have a duty to act prudently and in the interest of you and other Plan participants and beneficiaries.

No one, including your Employer, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit from this plan or exercising your rights under ERISA.

If your claim for a benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA there are steps you can take to enforce the above rights. For instance:

(1) If you request materials from the Plan and do not receive them within 30 days, you may file suit in a Federal Court. In such a case, the Court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the material, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

(2) If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a State or Federal Court.

(3) If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or may file suit in a Federal Court. The Court will decide who should pay the Court costs and legal fees. If you are successful, the Court may order the persons you have sued to pay these costs and fees. If you lose, the Court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

If you have any questions about your Plan, you should contact the Plan Administrator.

If you have any questions about this statement or your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Service Administration, Department of Labor.

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